Baldwin Technology Company, Inc.
2 Trap Falls Road
Suite 402
Shelton, CT 06484
Tel: 203 402-1000
Fax: 203 402-5500
December 19, 2008
Mr. John P. Jordan
5 Lake Wind Road
New Canaan, CT 06840
Dear Mr. Jordan:
This Agreement sets forth the terms of your employment with Baldwin Technology Company, Inc., a Delaware corporation (the “Company”). The term of your employment hereunder commenced effective as of March 8, 2007, and if not extended or unless sooner terminated, shall expire on March 8, 2010. This Agreement is an amendment and restatement of your agreement dated February 22, 2007.
1. DUTIES: During the term of your employment hereunder, you shall be employed as the Vice President, Chief Financial Officer and Treasurer of the Company, and you shall direct and manage the financial, accounting, tax, reporting, budgeting, audit, treasury, investor relations, risk management, insurance, IT-infrastructure, human resources, legal financial strategic planning, and the communication of these matters to the Company’s Board of Directors and the Company’s Audit Committee, subject to the direction of the President of the Company. Periodically and from time-to-time, the Company may change your duties and responsibilities by adding to them or subtracting from them. You shall also be a member of the Baldwin Executive Team.
2. COMPENSATION: As compensation for your services during the term of your employment hereunder:
          A. Salary: As of the original effective date of the Agreement, March 8, 2007, you shall be paid a salary at the annual rate of two hundred fifty thousand dollars ($250,000) (hereinafter referred to as your “base salary”), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company.
          B. Reviews and Adjustments: Consistent with the anniversary date of your employment, your performance and attainment of mutually agreed-upon objectives shall be evaluated by the President of the Company. As an Executive Officer of the Company your base salary for the ensuing twelve (12) months period may be increased, subject to approval by the Compensation Committee of the Board of Directors of the Company and the Board of Directors of Baldwin Technology Company, Inc., in accordance with your level of performance. In no case, however, will any such adjustment to your salary ever be a negative amount unless you expressly agree to such a reduction.

          C. Management Incentive Compensation Plan (MICP): You will be eligible to participate in the Baldwin Technology Company, Inc.’s MICP at a level of 50% of your base salary. All (100%) of your bonus opportunity will be based on achievement of corporate (Baldwin Technology Co., Inc.) MICP AOP targets. Complete terms and payments of the incentive compensation will be in accordance with the MICP document, which will be provided to you under separate cover. For fiscal year 2007 your participation and any subsequent bonus payment will be pro-rated based on your date of hire.
          D. Sign-on Bonus: You were provided a sign-on bonus in the amount of $50,000, which was paid at a rate of 50% ($25,000) in August 2007 and 50% ($25,000) in January 2008 provided you were employed by the Company on August 1, 2007 and January 1, 2008, respectively.
          E. Equity Compensation: Your position of Vice President, Chief Financial Officer and Treasurer is considered at a level that provides for future consideration for participation in the Baldwin Technology Company, Inc.’s 2005 Equity Compensation Plan. The Compensation Committee of the Board of Directions of the Company administers this plan and recommendations for equity awards to the full Board of Directors under the Plan are usually considered at the time of the Board’s November meeting.
          F. Supplemental Retirement Benefit: Beginning with your hire date, on the first day of each month that you are still providing services under the terms of this Agreement, the Company shall accrue for your benefit a supplemental retirement benefit in an amount necessary to ensure that, when 100% vested, the amount accrued would be sufficient to support monthly payments equal to twenty percent (20%) of your average base salary for the previous three (3) years of continuous employment with the Company. Following your termination of employment, these monthly payments (the “Supplemental Retirement Benefit”) are to be paid to you or, upon your death, to your beneficiary or beneficiaries designated by you in writing to the Company, or, if none is so designated, to your estate (“Beneficiary”), in equal monthly installments over a ten (10) year period beginning at such times as are set forth in this Agreement. The Supplemental Retirement Benefit will vest in each case assuming you are then employed by the Company, as follows: as of March 8, 2008 it shall be vested to the extent of 20%, as of March 8, 2009 it shall be vested to the extent of 40%, as of March 8, 2010 it shall be vested to the extent of 60%, as of March 8, 2011 it shall be vested to the extent of 80%, and as of March 8, 2012 it shall be vested to the extent of 100% so that as of March 8, 2012 the full amount of the Aggregate Supplemental Retirement Benefit shall be due and payable in the instances set forth elsewhere in this Agreement.
3. INSURANCE: During the term of your employment hereunder, the Company, subject to your insurability, shall (i) pay the premiums on a contract or contracts of life insurance on your life providing for an aggregate death benefit of five hundred thousand dollars ($500,000), which contract or contracts will be owned by you, your spouse or such other party as may be designated by you; and (ii) purchase key person term life insurance on your life in the aggregate amount of one million dollars ($1,000,000), which contract or contracts will be owned by the Company.

4. REIMBURSEMENT OF EXPENSES: During the term of your employment hereunder, in addition to the compensation provided for herein, the Company shall reimburse to you, or pay directly, in accordance with the policies of the Company as in effect at the time, all reasonable expenses incurred by you in connection with the business of the Company, and its Subsidiaries (as the term “Subsidiaries” is defined in Paragraph 5 of this Agreement) and affiliates, subject to documentation in accordance with the Company’s policy for reimbursement of expenses, but in no event later than the end of the calendar year following the calendar year in which such expenses were incurred. The amount of expenses eligible for reimbursement or direct payments made under this paragraph during one calendar year may not affect the expenses eligible for reimbursement or direct payment in any other calendar year. The rights provided in this paragraph shall not be subject to liquidation or exchange for any other benefit.
5. EXTENT OF SERVICES:
          A. In General: During the term of your employment hereunder you shall devote your best and full-time efforts to the business and affairs of the Company.
          B. Limitation on Other Services: During the term of your employment hereunder, you shall not undertake employment with, or participate in the conduct of the business affairs of, any other person, corporation, or entity, except at the direction or with the written approval of the Board of Directors of the Company.
          C. Personal Investments: Nothing herein shall preclude you from having, making, or managing personal investments which do not involve your active participation in the affairs of the entities in which you so invest, but, unless approved in writing by the Board of Directors of the Company, during the term of your employment hereunder, you shall not have more than a one percent (1%) ownership interest in any entity which is directly competitive with any business conducted by the Company at that time. The phrase “conducted by the Company” as used in this Paragraph 5C and in Paragraph 12 hereof shall mean the business conducted by the Company or by any corporation or other entity in which the Company owns fifty percent (50%) or more of the stock or equity interests (either voting or non-voting) in such other entity (a “Subsidiary”).
6. LOCATION: Your office shall be located at the Company’s current headquarters located in Shelton, Connecticut. This location may change in the future. Your duties hereunder shall be performed for the Company worldwide.
7. VACATION; OTHER BENEFITS:
          A. Vacation: During the term of your employment hereunder, you shall be entitled to a vacation or vacations, with pay, in accordance with the Company’s vacation policy as in effect at the time. Your yearly vacation accrual will be three (3) weeks of annual vacation per year in year one and all subsequent years until your time with the Company eventually triggers, in accordance with the Company’s vacation policy as in effect at the time, a larger annual accrual beyond three (3) weeks per year. You may accumulate up to twelve (12) weeks vacation, but not more than three (3) weeks from any single prior year.

Any such accumulated vacation may be used in any subsequent year or years (but no more than two (2) weeks of such accumulated vacation in any one year) in addition to the vacation to which you are entitled for each such year.
          B. The Company’s Benefit Plans: During the term of your employment hereunder, you shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company, in any and all (i) pension, profit sharing, savings, and other retirement plans and programs as in effect at the time, (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs as in effect at the time, (iii) equity compensation programs as in effect at the time, (iv) accidental death and dismemberment protection plans and programs as in effect at the time, (v) travel accident insurance plans and programs as in effect at the time, and (vi) other plans and programs at the time sponsored by the Company for employees or executives of the Company generally as in effect at the time, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs.
          C. Automobile: During the term of your employment hereunder, the Company shall provide you an automobile for your use pursuant to the Company’s written policy on company autos as in effect at that time.
8. TERMINATION OF EMPLOYMENT: For purposes of this Agreement, “termination of employment” and the like shall mean a separation from service from the Company and any affiliates of the Company, as “separation from service” is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively the “Code”). In addition, the term “last day of your employment” and the like shall mean the date such separation from service occurs. In the event your employment is terminated for any of the reasons set forth under this Paragraph 8, the Company shall pay to you or your legal representative, estate or heirs, as the case may be, the amounts indicated in each subparagraph of this Paragraph 8:
(i) A single lump sum payment, no later than the last day of your employment, of:
(a)	Any accrued but unpaid salary set forth in Paragraph 2A (as adjusted by Paragraph 2B) hereof, including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination; and

(b)	Any amounts owing, but not yet paid, pursuant to paragraph 4 hereof.
(ii) Any accrued but unpaid incentive compensation as set forth in Paragraph 2C hereof due to you at the date of such termination for the fiscal year ending on or immediately prior to the date of such termination which incentive compensation in accordance with the terms of the Management Incentive Compensation Plan (MICP).

               A. Termination by the Company Without Cause: The Company may, without cause, terminate your employment hereunder at any time upon ten (10) or more days’ written notice to you. In the event your employment is terminated under this Paragraph 8A, the Company shall pay to you the following:
i) A single lump sum payment of severance pay in an amount equal to your then current annual base salary as defined in Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), with payment to be made on the first day of the seventh (7th) full calendar month immediately succeeding the month in which the last day of your employment occurs.
(ii) A single lump sum payment of any incentive compensation as set forth in Paragraph 2C hereof earned in the fiscal year of the termination of your employment, which incentive compensation shall be determined on the basis of the Company’s operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment, and shall be paid in accordance with the terms of the MICP;
(iii) The Company shall reimburse you on a monthly basis for eighty percent (80%) of any COBRA premiums paid by you for continuation of coverage under the Company’s medical insurance plan for a period of up to twelve (12) months following your termination from employment (or such shorter time as you may be eligible for such COBRA coverage under the terms of applicable law).
(iv) Executive outplacement services for a period of six (6) months following your termination date not to exceed a total amount of fifteen thousand dollars ($15,000). Payment for such outplacement services shall be made upon receipt of invoice from outplacement provider and shall be paid no later than the last day of the second calendar year following the calendar year in which your employment is terminated; and
(v) To the extent vested, the monthly Supplemental Retirement Benefit as set forth in Paragraph 2F hereof with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which your termination occurs or until the first full calendar month following your 65th birthday, whichever is later. However, if the delay is until the first day of the seventh (7th) full calendar month immediately succeeding the month in which you termination occurs, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period and such payment will reduce the number of overall monthly payments under Paragraph 2F hereof by the number of months in the interim period for which payments are made.
The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 11 and Paragraph 12 hereof.

               B. Termination by the Company With Cause: The Company may for cause terminate your employment hereunder at any time by written notice to you. In the event your employment is terminated under this Paragraph 8B, you shall forfeit the incentive compensation set forth in Paragraph 2C hereof for the fiscal year in which such termination or resignation occurs. In the event your employment is terminated under this paragraph 8B, the Company shall pay to you, to the extent vested, the Monthly Supplemental Retirement Benefit with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which your termination occurs or until the first full calendar month following your 65th birthday, whichever is later. However, if the delay is until the first day of the seventh (7th) full calendar month immediately succeeding the month in which you termination occurs, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period and such payment will reduce the number of overall monthly payments under Paragraph 2F hereof by the number of months in the interim period for which payments are made. For purposes of this Agreement, the term “cause” shall mean (1) a failure by you to remedy, within ten (10) days of the Company’s written notice to you, either (a) a continuing neglect in the performance of your duties under this Agreement, or (b) any action taken by you that seriously prejudices the interests of the Company, or (2) your conviction of a felony.
The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraphs 11 and Paragraph 12 hereof.
               C. Termination by Mutual Consent: You may terminate your employment hereunder at any time with the written consent of the Company. In the event your employment is terminated pursuant to this Paragraph 8C, the Company shall pay to you the following:
(i) A single lump sum payment, of any incentive compensation set forth in paragraph 2C hereof earned in the fiscal year of the termination of your employment, which incentive compensation shall be determined on the basis of the Company’s operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment, and shall be paid in accordance with the terms of the MICP.
(ii) To the extent vested, the monthly Supplemental Retirement Benefit as set forth in Paragraph 2F hereof with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which your termination occurs or until the first full calendar month following your 65th birthday, whichever is later. However, if the delay is until the first day of the seventh (7th) full calendar month immediately succeeding the month in which you termination occurs, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period and such payment will reduce the number of overall monthly payments under Paragraph 2F hereof by the number of months in the interim period for which payments are made.

The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraphs 11 and Paragraph 12 hereof.
               D. Disability: If you should suffer a Permanent Disability at any time, the Company may terminate your employment hereunder upon ten (10) or more days’ prior written notice to you. For purposes of this Agreement, a “Permanent Disability” shall be deemed to have occurred only when you are qualified for benefits under the Company’s Long Term Disability Insurance Policy, in addition you meet one or both of the following requirements; (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) you are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for period of not less than 3 months under an accident and health plan covering employees of the Company. In the event of Permanent Disability, the Company shall pay to you or your legal representative:
(i) An amount equal to fifty percent (50%) of the monthly base salary you were receiving at the date of such Permanent Disability under Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), payable until you attain the age of 65 or die, whichever occurs first; provided, however, that the amount payable under this Paragraph 8D(i) shall be reduced to the extent of any payments made to you under any Company-sponsored group long term disability insurance policy where the premiums for said policy have either been paid by the Company or reimbursed to you by the Company. Payment of such monthly amounts shall be made in two equal installments each month, on the first (1st) and fifteenth (15th) of each month, commencing with the first day of the seventh (7th) month following such Permanent Disability, and the first such payment shall include a lump sum payment equal to the payments that would have been made to you hereunder had such payments commenced immediately upon your Permanent Disability.
(ii) Any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year in which the termination of your employment occurs, which incentive compensation shall be determined on the basis of the Company’s operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment, and shall be paid in accordance with the terms of the MICP.
(iii) To the extent vested, the monthly Supplemental Retirement Benefit as set forth in Paragraph 2F hereof with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which your termination occurs or until the first full calendar month following your 65th birthday, whichever is later. However, if the delay is until the first day of the seventh (7th) full calendar month immediately succeeding the month in which your termination occurs, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period and such payment will reduce the number of overall monthly payments under Paragraph 2F hereof by the number of months in the interim period for which payments are made.
The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraphs 11 and Paragraph 12 hereof.
               E. Termination by Death: In the event of the termination by your employment by reason of your death, at any time, the Company shall pay to your legal representatives, estate or heirs the following described in (i) below, and to your Beneficiary the following described in (ii) below:
(i) Any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year in which the termination of your employment occurs, which incentive compensation shall be determined on the basis of the Company’s operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment, and shall be paid in accordance with the terms of the MICP.
(ii) To the extent vested, the monthly Supplemental Retirement Benefit as set forth in Paragraph 2F hereof commencing on the first day of the first month following your death.
The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraphs 11 and Paragraph 12 hereof.
               F. Termination Upon Expiration of Agreement: If not previously terminated, this Agreement and your employment with the Company shall be automatically extended for additional three-year renewal terms, unless and until either party notifies the other to the contrary, in writing, six (6) months prior to the expiration of the then-current term or renewal term of this Agreement. In the event your employment is terminated under this paragraph 8F, the Company shall pay to you, to the extent vested, the monthly Supplemental Retirement Benefit as set forth in Paragraph 2F hereof with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which your termination occurs or until the first full calendar month following your 65th birthday, whichever is later. However, if the delay is until the first day of the seventh (7th) full calendar month immediately succeeding the month in which your termination occurs, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period and such payment will reduce the number of overall monthly payments under Paragraph 2F hereof by the number of months in the interim period for which payments are made.

The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraphs 11 and Paragraph 12 hereof.
               G. Change of Control: If any of the following described events occurs during the term of your employment hereunder, you may terminate your employment hereunder by written notice to the Company either prior to, or not more than six (6) months after the happening of such event. In such event, your employment hereunder will be terminated effective as of the later of ten (10) days after the notice or ten (10) days after the event, and the Company shall make to you the same payments that the Company would have been obligated to make to you under Paragraph 8A hereof if the Company had terminated your employment hereunder effective on such date. The events, the occurrence of which shall permit you to terminate your employment hereunder under this Paragraph 8G, are as follows:
(i) Any merger or consolidation by the Company with or into any other entity or any sale by the Company of substantially all of its assets; provided, however, that such event shall be deemed to have not occurred under this clause if consummation of the transaction would result in at least fifty (50%) percent of the total voting power represented by the voting securities of the Company outstanding immediately after such transaction being beneficially owned by holders of outstanding voting securities of the Company immediately prior to the transaction.
(ii) Any change of a majority of the directors of the Company occurring within any thirteen (13) month period.
(iii) The adoption by the Company of any plan of liquidation providing for the distribution of all or substantially all of its assets.
(iv) A material diminution in your duties, or the assignment to you of duties that are materially inconsistent with your duties or that materially impair your ability to function as the Chief Financial Officer of the Company if such diminution or assignment has not been cured within thirty (30) days after written notice thereof has been given by you to the Company.
     9. SOURCE OF PAYMENTS: All payments provided for hereunder shall be paid from the general funds of the Company. The Company may, but shall not be required to, make any investment or investments whatsoever, including the purchase of a life insurance contract or contracts on your life, to provide it with funds to satisfy its obligations hereunder; provided, however, that neither you nor your beneficiary or beneficiaries, nor any other person, shall have any right, title, or interest whatsoever in or to any such investment or contracts. If the Company shall elect to purchase a life insurance contract or contracts on your life to provide the Company with funds to satisfy its obligations hereunder, the Company shall at all times be the sole and complete owner and beneficiary of such contract or contracts, and shall have the unrestricted right to use all amounts and to exercise all options and privileges there under without the knowledge or consent of you, your beneficiary or beneficiaries, or any other person, it being expressly agreed that neither you, any such beneficiary or beneficiaries, nor any other person shall have any right, title, or interest whatsoever in or to any such contract or contracts unless expressly provided otherwise in this Agreement.
     10. ENFORCEMENT OF RIGHTS: Nothing in this Agreement, and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Company and you, your beneficiary or beneficiaries, or any other person. You, your beneficiary or beneficiaries, and any other person or persons claiming a right to any payments or interests hereunder shall rely solely on the unsecured promise of the Company, and nothing herein shall be construed to give you, your beneficiary or beneficiaries, or any other person or persons, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which it may have any right, title, or interest now or in the future, but you or your beneficiary or beneficiaries shall have the right to enforce a claim for benefits hereunder against the Company in the same manner as any unsecured creditor.
     11. INVENTIONS AND CONFIDENTIAL INFORMATION: So long as you shall be employed by the Company, you agree promptly to make known to the Company the existence of any and all creations, inventions, discoveries, and improvements made or conceived by you, either solely or jointly with others, during your employment by the Company and for three (3) years after the termination of your employment by the Company , and to assign to the Company the full exclusive right to any and all such creations, inventions, discoveries, and improvements relating to any subject matter with which the Company is now or shall become concerned, or relating to any other subject matter if made with the use of the Company’s time, materials, or facilities. To the fullest extent permitted by law, any and all of the foregoing creations, inventions, discoveries and improvements shall be considered as “work-made-for-hire” and the Company shall be the owner thereof. You further agree, without charge to the Company but at its expense, if requested to do so by the Company, to execute, acknowledge, and deliver all papers, including applications or assignments for patents, trademarks, and copyrights relating thereto, as may be considered by the Company to be necessary or desirable to obtain or assign to the Company any and all patents, trademarks, or copyrights for any and all such creations, inventions, discoveries, and improvements in any and all countries, and to vest title thereto in the Company in all such creations, inventions, discoveries, and improvements as indicated above conceived during your employment by the Company, and for three (3) years thereafter. You further agree that you will not disclose to any third person any trade secrets or proprietary information of the Company, or use any trade secrets or proprietary information of the Company in any manner, except in the pursuit of your duties as an employee of the Company, and that you will return to the Company all materials (whether originals or copies) containing any such trade secrets or proprietary information (in whatever medium) on termination of your employment by the Company. The obligations set forth in this Paragraph 11 shall survive the termination of your employment by the Company.

     12. RESTRICTIVE COVENANT: For a period of three (3) years after the termination of your employment by the Company, you shall not, in any geographical location in which there is at that time business conducted by the Company which was conducted by the Company at the date of such termination, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with, the ownership, management, operation, or control of, any business similar to or competitive with such business conducted by the Company without the written consent of the Company; provided, however, that you may have an ownership interest of up to one percent (1%) in any entity, notwithstanding that such entity is directly competitive with any business conducted by the Company at the date of such termination.
     13. ARBITRATION: Any controversy or claim arising out of or relating to this Agreement, or the breach or asserted breach thereof, shall be settled by arbitration to be held in New York, New York in accordance with the rules then obtaining of the American Arbitration Association, and the judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall determine which party shall bear the costs of such arbitration, including attorneys’ fees.
     14. NON-ASSIGNABILITY: Your rights and benefits hereunder are personal to you, and shall not be alienated, voluntarily or involuntarily, assigned or transferred.
     15. BINDING EFFECT: This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators, and heirs. In the event the Company becomes a party to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company or its successors in interest. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against you or your beneficiary or beneficiaries, nor shall you or any such beneficiary or beneficiaries have any right to transfer or encumber any right or benefit hereunder.
     16. ENTIRE AGREEMENT: This Agreement contains the entire agreement relating to your employment by the Company. It may only be changed by written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, deletion, or revocation is sought.
     17. NOTICES: All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, time and date of receipt noted thereon; or by hand-delivery properly receipted. The actual date of receipt as shown by the receipt therefore shall determine the time at which notice was given. All payments required hereunder by the Company to you shall be sent postage prepaid, or, at your election, shall be transferred to you electronically to such bank as you designate in writing to the Company, including designation of the applicable electronic address. The foregoing items (other than any electronic transfer to you) shall be addressed as follows (or to such other address as the Company or you may designate in writing from time to time):

To you:	To the Company:
John P. Jordan	Baldwin Technology Company, Inc.
5 Lake Wind Road	2 Trap Falls Rd., Suite 402
New Canaan, CT 06840	Shelton, CT 06484
     18. LAW TO GOVERN: This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of Connecticut without giving effect to the principles of conflict of laws.
     19. DEFERRED COMPENSATION. The portions of this Agreement dealing with deferred compensation have been prepared with reference to Section 409A of the Code and should be interpreted and administered in a manner consistent with Section 409A.
Very truly yours,

BALDWIN TECHNOLOGY COMPANY, INC.	AGREED TO AND ACCEPTED:

/s/ Karl S. Puehringer Karl S. Puehringer	/s/ John P. Jordan John P. Jordan
Its President & Chief Executive Officer
Duly Authorized

Date: 12/19/08	Date: 12/19/08